EXHIBIT 10

                                DECHERT PRICE & RHOADS
                           TEN POST OFFICE SQUARE -- SOUTH
                                      SUITE 1230
                          BOSTON, MASSACHUSETTS  02109-4603



                                   May 6, 1997


          Ivy Fund
          Via Mizner Financial Plaza
          700 South Federal Highway
          Suite 300
          Boca Raton, Florida  33432


          Dear Sirs:

               As counsel for Ivy Fund (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act")(File No. 811-1028), and the prospectuses contained in Post-Effective Amendment No. 94 to the Trust's registration statement relating to the shares of beneficial interest of Ivy Asia Pacific Fund, Ivy Canada Fund, Ivy China Region Fund, Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy Global Science & Technology Fund, Ivy International Fund II, Ivy International Fund, Ivy International Small Companies Fund, Ivy Latin America Strategy Fund, Ivy New Century Fund and Ivy Pan-Europe Fund (the "Shares") being filed under the Securities Act of 1933, as amended (File No. 2-17613)("Post-Effective Amendment No. 94"). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

               Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Prospectuses for the Funds and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable shares of the Trust.

               We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 94.

                                             Very truly yours,


                                             DECHERT PRICE & RHOADS